Exhibit 99.1

For Release: February 24 at 1:00 pm PT

diaDexus, Inc. Announces Appointment of

John Curnutte, M.D., Ph.D. to its Board of Directors

SOUTH SAN FRANCISCO, Calif., February 24, 2015 — diaDexus, Inc. (OTCQB: DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced the appointment of John Curnutte, M.D., Ph.D. as an independent member of its board of directors effective immediately. Dr. Curnutte will serve on the compensation committee. The Company also announced that Adeoye (Oye) Olukotun, M.D. does not plan to stand for reelection at the 2015 Annual Meeting of Stockholders.

“John brings extensive clinical development expertise to diaDexus, and we are delighted to have him join our Board of Directors,” said Lori Rafield, Ph.D., chairman of the board and interim chief executive officer for diaDexus. “Throughout his career, John has been involved with research and development programs that have led to the commercialization of revolutionary products. His experience includes important leadership roles at Portola Pharmaceuticals, Schering-Plough Biopharma, and Genentech. John’s understanding of the pharmaceutical research and development process will be invaluable for our clinical development services business and for our chief medical officer as we drive physician awareness of our products.”

John T. Curnutte, M.D., Ph.D. has served as executive vice president, research and development since 2011 at Portola Pharmaceuticals, a biopharmaceutical company developing product candidates for thrombosis and other hematologic diseases. During this time, Portola advanced two innovative thrombosis therapies into pivotal Phase 3 programs and a novel Syk-JAK kinase inhibitor into the clinic. Previously, Dr. Curnutte served as president at Schering-Plough Biopharma (formerly DNAX Research Institute and now Merck Research Laboratories) where he led the drug discovery and early development efforts for biologic therapeutics. During his time with Schering-Plough, eight therapeutic entities progressed into development, including five small molecules and one gene therapy construct, in the immunology and oncology therapeutic areas. Earlier in his career, he held several senior management positions at Genentech during which he oversaw that Company’s immunology discovery program. Prior to Genentech, Dr. Curnutte was a tenured faculty member at The Scripps Research Institute, pursuing basic and clinical research in inflammation biochemistry and the molecular genetics of congenital immune deficiencies.

He received an undergraduate degree in biochemistry and molecular biology from Harvard University and an M.D. and a Ph.D. in biological chemistry from Harvard

Medical School. He is currently an adjunct clinical professor of pediatrics at Stanford University School of Medicine and a member of the medical staff, where he continues to consult on patients with primary immunodeficiencies.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The Company’s two diagnostic products are the only FDA-cleared Lp-PLA2 blood tests to uncover the hidden risk of cardiovascular disease. The PLAC® Test ELISA Kit is to be used in conjunction with clinical evaluation and patient risk assessment as an aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The PLAC® Test for Lp-PLA2 Activity is to be used in conjunction with clinical evaluation and patient risk assessment as an aid in predicting risk of coronary heart disease in patients with no prior history of cardiovascular events, which represents approximately 75% of coronary heart disease patients. The Company also has heart failure biomarkers for development. For more information, please visit the company’s website at www.diaDexus.com.

CONTACTS:

Amy Figueroa, CFA, 650-246-6424

Investor Relations and Corporate Communications

afigueroa@diadexus.com